Exhibit 21.1

LIST OF SUBSIDIARIES

The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at June 30, 2010:

Domestic Operations:	Incorporated In:

Sparton Electronics Florida, Inc.	Florida

Sparton Technology, Inc.	New Mexico

Spartronics, Inc.	Michigan

Sparton Medical Systems, Inc.	Michigan

(Formerly Astro Instrumentation, LLC)

Sparton Medical Systems Colorado, LLC	Colorado

Foreign Operations:	Incorporated In:

Sparton of Canada, Limited	Ontario, Canada

Spartronics Vietnam Co., LTD	Vietnam